 Exhibit 107

CALCULATION OF FEE TABLE

FORM S-8

(Form Type)

Tingo Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock	24,900,000	$1.26	$31,374,000	$3,457.41

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional 19,900,000 shares of common stock which become issuable from awards made under the Company’s 2023 Equity Incentive Plan, and 5,000,000 shares issued pursuant to a Separation Agreement with the Registrant’s former Chief Executive Officer.

(2)

The maximum offering price per share of the securities is calculated based on Rule 457(c). The maximum offering price of $1.26 is based upon the closing trading price on Nasdaq Capital Markets on September 15, 2023.

(3)	The maximum aggregate offering price equal to 24,900,000 shares multiplied by the offering price of $1.26, equalling $34,650,000.

(4)	The amount of the Registration Fee equals $3,457.41. This amount is arrived at pursuant to the fee calculations set forth in Section 6(b) of the Securities Act of 1933.